UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE
THE SECURITIES ACT OF 1933

Rio Tinto plc	Rio Tinto Limited

ABN 96 004 458 404
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

England and Wales	None	Australia	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Aldermanbury Square London, EC2V 7HR, United Kingdom (Address of principal executive offices)	120 Collins Street Melbourne, Victoria 3000, Australia (Address of principal executive offices)

Rio Tinto plc Share Option Plan 2004 Rio Tinto plc Mining Companies Comparative Plan 2004 Rio Tinto plc Management Share Plan 2007 (Full title of plans)	Rio Tinto Limited Share Option Plan 2004 Rio Tinto Limited Mining Companies Comparative Plan 2004 Rio Tinto Limited Management Share Plan 2007 (Full title of plans)
Shannon Crompton
Corporate Secretary
Rio Tinto Services Inc
80 State Street
Albany
New York, 12207-2543
(Name and address of agent for service)
(801) 583-6707
(Telephone number, including area code, for agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting comapany. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class	Amount	maximum	maximum	Amount of
of securities	to be	offering price	aggregate offering	registration
to be registered	registered(1)(2)	per share(3)	price(3)	fee
Rio Tinto plc ordinary shares of 10p each
- Share Option Plan 2004	119,000	84.93	10,106,942	—
- Mining Companies Comparative Plan 2004	136,000	84.93	11,550,791	—
- Management Share Plan 2007	1,982,000	84.93	15,369,102	1,807.80
Rio Tinto Limited shares
- Mining Companies Comparative Plan 2004	6,500	86.50	562,271	—
- Management Share Plan 2007	213,000	86.50	1,151,374	157.20
				1,522.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of additional shares as may be issuable under the plan in connection with variations in share capital, demergers, special dividends or similar transactions.

(2)	The amount of shares being registered represents the estimated maximum aggregate amount issuable to the employees in the United States of each Registrant pursuant to such plans and not previously registered.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price has been calculated on the basis of:
•	for the Rio Tinto plc Share Option Plan 2004, the weighted average price of Rio Tinto plc ordinary shares of 10p each at which options issued may be exercised (£57.23);

•	for the Rio Tinto plc Mining Companies Comparative Plan 2004, the weighted average market price of Rio Tinto plc ordinary shares of 10p each quoted on the London Stock Exchange at the time grants were made (£57.23);

•	for the Rio Tinto plc Management Share Plan 2007, in respect of previous grants (109,000 shares), the weighted average market price of Rio Tinto plc ordinary shares of 10p each quoted on the London Stock Exchange at the time previous grants were made (£57.23), and, in respect of future grants (1,873,000), the average of the high and low prices of such shares quoted on the London Stock Exchange on 8 December 2008 (£12.10);

•	for the Rio Tinto Limited Mining Companies Comparative Plan 2004, the weighted average market price of Rio Tinto Limited shares quoted on the Australian Securities Exchange at the time grants were made (A$134.18); and

•	for the Rio Tinto Limited Management Share Plan 2007, in respect of previous grants (7,200 shares), the weighted average market price of Rio Tinto Limited shares quoted on the Australian Securities Exchange at the time grants were made (A$134.18), and, in respect of future grants (205,800 shares), the average of the high and low prices of such shares quoted on the Australian Securities Exchange on 8 December 2008 (A$32.08).
The translation of pounds sterling into U.S. dollars and of Australian dollars into U.S. dollars have been made at the noon rate buying rates as posted by the Federal Reserve Bank of New York on 8 December 2008 of US$1.4831 per £1.00 and US$0.6644 per A$1.00.

Registration of Additional Securities
This registration statement on Form S-8 is being filed by Rio Tinto plc and Rio Tinto Limited (the “Registrants”) pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, for the purpose of registering 657,000 additional Rio Tinto plc ordinary shares of 10p each and 33,800 additional Rio Tinto Limited shares, in each case expected to be made available for delivery to United States persons under Rio Tinto plc’s Share Option Plan 2004, Mining Companies Comparative Plan 2004 and Management Share Plan 2007, and under Rio Tinto Limited’s Mining Companies Comparative Plan 2004 and Management Share Plan 2007 (collectively, together with Rio Tinto Limited’s Share Option Plan 2004, the “Plans”), respectively
Incorporation by Reference of Earlier Registration Statements
In accordance with General Instruction E to Form S-8, the contents of the registration statement no. 333-147914, previously filed by the Registrants with the Securities and Exchange Commission on 7 December 2007 in relation to the registration of 2,064,000 Rio Tinto plc ordinary shares of 10p each and 309,000 Rio Tinto Limited shares expected to be made available for delivery in respect of past grants under the Plans, are incorporated by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto to duly authorized in the city of London, United Kingdom, on 11 November 2008.

Rio Tinto plc	Rio Tinto Limited
(Registrant)	(Registrant)

By /s/ Ben Mathews	By /s/ Ben Mathews
Ben Mathews	Ben Mathews
Secretary	Assistant Secretary
(Signature and Title)	(Signature and Title)
POWER OF ATTORNEY
Each director and officer of the Rio Tinto plc and Rio Tinto Limited whose signature appears below hereby constitutes and appoints Shannon Crompton, the agent for service named in the registration statement, and appoints each of Paul Skinner, Guy Elliott and Tom Albanese, to be his or her true and lawful attorney-in-fact and agent, for him or her, and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any amendments to this registration statement on Form S-8 necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in this registration statement as such attorney-in-fact deems appropriate, and any subsequent registration statement for the same offering that may be filed under Rule 462(b) under the Securities Act of 1933, as amended.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
For and on behalf of Rio Tinto plc:

Signature	Title	Date

/s/ Paul Skinner

Paul Skinner	Chairman	November 2008

/s/ Tom Albanese

Tom Albanese	Chief executive	November 008

/s/ Guy Elliott

Guy Elliott	Finance director	November 2008

/s/ Dick Evans

Dick Evans	Executive director	November 2008

/s/ Sir David Clementi

Sir David Clementi	Non executive director	November 2008

Signature	Title	Date

Vivienne Cox	Non executive director

/s/ Jan du Plessis
Jan du Plessis	Non executive director	November 2008

/s/ Sir Rod Eddington

Sir Rod Eddington	Non executive director	November 2008

/s/ Michael Fitzpatrick

Michael Fitzpatrick	Non executive director	November 2008

Yves Fortier	Non executive director

Richard Goodmanson	Non executive director

Andrew Gould	Non executive director

Lord Kerr of Kinlochard	Non executive director

/s/ David Mayhew

David Mayhew	Non executive director	November 2008

Paul Tellier	Non executive director

/s/ Shannon Crompton

Shannon Crompton	Authorized Representative in the United States of America	12 December 2008

For and on behalf of Rio Tinto Limited:

Signature	Title	Date

/s/ Paul Skinner

Paul Skinner	Chairman	November 2008

/s/ Tom Albanese

Tom Albanese	Chief executive	November 2008

/s/ Guy Elliott

Guy Elliott	Finance director	November 2008

/s/ Dick Evans

Dick Evans	Executive director	November 2008

/s/ Sir David Clementi

Sir David Clementi	Non executive director	November 2008

Vivienne Cox	Non executive director

/s/ Jan du Plessis

Jan du Plessis	Non executive director	November 2008

/s/ Sir Rod Eddington

Sir Rod Eddington	Non executive director	November 2008

/s/ Michael Fitzpatrick

Michael Fitzpatrick	Non executive director	November 2008

Yves Fortier	Non executive director

Richard Goodmanson	Non executive director

Andrew Gould	Non executive director

Signature	Title	Date

Lord Kerr of Kinlochard	Non executive director

/s/ David Mayhew

David Mayhew	Non executive director	November 2008

Paul Tellier	Non executive director

/s/ Shannon Crompton

Shannon Crompton	Authorized Representative in the United States of America	12 December 2008

EXHIBITS
The following are filed at exhibits to this registration statement:
4.1	Memorandum and Articles of Association of Rio Tinto plc (as adopted by special resolution passed on 11 April 2002 and amended on 14 April 2005, 13 April 2007 and 17 April 2008)

4.2	Constitution of Rio Tinto Limited (ACN 004 458 404) (as adopted by special resolution passed on 24 May 2000 and amended by special resolutions passed on 18 April 2002, 29 April 2005, 27 April 2007 and 24 April 2008).

5.1	Opinion of Mrs Sandra Walker, Group Counsel — Strategic Projects, Rio Tinto plc, as to the validity of the newly issued shares.

5.2	Opinion of Mr Graham Reid, Chief Counsel, Rio Tinto Limited, as to the validity of the newly issued shares.

23.1	Consent of Independent Registered Public Accounting Firms to the incorporation of the audit report relating to the Rio Tinto Group by reference.

23.2	Consent of Independent Auditors to the incorporation of the audit report relating to Minera Escondida Limitada by reference.

24.	Power of Attorney (included on the signature page of this registration statement).